Exhibit 23.3

Consent of Teplow Geologic

In connection with U.S. Geothermal Inc’s registration statement on Form S-3 (the “Registration Statement”) under the United States Securities Act of 1933, I, William Teplow, on behalf of Teplow Geologic. (“Teplow”), hereby consent to the use of Teplow’s name and to the use of the “Preliminary Assessment of the Neal Hot Spring Geothermal Prospect” dated June 16, 2006, references to the Technical Report, or portions thereof, or information derived from the Technical Report, in the Registration Statement.

Dated at Boise, Idaho, this 12 day of May, 2008.

/s/ William J. Teplow
Name:	William J. Teplow
Title:	Consulting Geologist